Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement (this “Agreement”) is made and entered into as of December 1, 2014, by and among the Jack Taylor Family Voting Trust U/A/D 4/14/99, a trust organized under the laws of the State of Missouri (the “Trust”), and Andrew C. Taylor, Jo Ann T. Kindle, Christine B. Taylor and Carolyn Kindle, each of which individuals are voting trustees under the Trust (collectively, the “Trustees”).

Recitals

WHEREAS, the Trust and the Trustees share voting and investment power with respect to: certain American Depositary Shares, each American Depositary Share represents two Class A Common Shares (the “Shares”), of eHi Car Services Limited, a company organized under the laws of the Cayman Islands (the “Company”); and certain Class B Common Shares which are convertible into Class A Common Shares, which are owned of record by The Crawford Group, Inc., a Missouri corporation, which is controlled by the Trust and the Trustees, and which, on an as-converted basis, constitute more than 5% of the issued and outstanding shares of Class A Common Shares of the Company, a class of equity securities registered under the Securities Exchange Act of 1934, as amended (the “Act”);

WHEREAS, Rule 13d-1(a) under the Act requires beneficial owners of more than 5% of any class of registered equity securities of a public company to file with the U.S. Securities and Exchange Commission (the “SEC”) a Schedule 13D or Schedule 13G with respect to such securities;

WHEREAS, in accordance with Rule 13d-1(k) of the Act, whenever two or more persons are required to file a statement with the SEC containing the information required by Schedule 13D or Schedule 13G with respect to the same securities, only one such statement need be filed, provided that such persons agree in writing that such statement is filed on behalf of each of them; and

WHEREAS, the Trust and the Trustees desire to file with the SEC, on behalf of each of them, one statement containing the information required by Schedule 13D with respect to the Shares.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. In accordance with Rule 13d-1(k) under the Act, the parties shall file with the SEC one statement containing the information required by Schedule 13D relating to the parties’ beneficial ownership of the Shares and such statement shall be filed on behalf of the Trust and each of the Trustees and this Agreement shall be filed as an exhibit thereto. Further, the parties agree each party hereto is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided that no party is responsible for the completeness or accuracy of the information concerning any other filing party, unless such party knows or has reason to believe that such information is inaccurate.

2. Nothing herein shall be deemed to be an admission that the parties hereto, or any of them, are members of a “group” (within the meaning of Section 13(d) of the Act and the rules promulgated thereunder) with respect to any securities of the Company including the Shares.

3. This Agreement and the rights and obligations of the parties hereunder are to be governed by and construed and interpreted in accordance with the laws of the State of Missouri, without regard to choice or conflict of laws rules. This Agreement may be executed by the parties on any number of separate counterparts, and all such counterparts so executed constitute one agreement binding on the parties notwithstanding that both parties are not signatories to the same counterpart. This Agreement supersedes all prior discussions and writings and constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. Any party may withdraw from this Agreement by delivering written notice to each other party at least seven (7) days prior to the effective date of such withdrawal, in which case this Agreement shall terminate solely with respect to such withdrawing party. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

JACK TAYLOR FAMILY VOTING TRUST U/A/D 4/14/99

By	/s/ Carolyn Kindle
Name: Carolyn Kindle
Title: Voting Trustee

By	/s/ Jo Ann T. Kindle
Name: Jo Ann T. Kindle
Title: Voting Trustee

By	/s/ Andrew C. Taylor
Name: Andrew C. Taylor
Title: Voting Trustee

ANDREW C. TAYLOR

/s/ Andrew C. Taylor

JO ANN T. KINDLE

/s/ Jo Ann T. Kindle

CHRISTINE B. TAYLOR

/s/ Christine B. Taylor

CAROLYN KINDLE

/s/ Carolyn Kindle